Exhibit 99

PRESS RELEASE

HUMPHREY HOSPITALITY TRUST, INC. ANNOUNCES APPROVAL OF MOTEL

MANAGEMENT COMPANY CHANGE, RESIGNATION OF BOARD MEMBER

Norfolk, Nebraska, – August 2, 2004 – Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a real investment trust (REIT), announced today that it had received lender approval to enter into a management agreement with Royal Host (RH), a publicly owned real estate investment trust. The REIT had previously announced on June 28 that its board of directors had agreed to terminate the current management agreement between Humphrey Hospitality Management, Inc. (HHMI) and the REIT’s wholly-owned subsidiaries, subject to lender approval and completion of documents. The REIT stated that, following lender approval, documents had been executed to terminate the management agreement with HHMI and establish a management agreement with Royal Host. The termination of the HHMI management agreement and the commencement of the RH management agreement are both effective August 1, 2004.

The REIT also announced that James I. Humphrey, Jr., owner of HHMI, has sold his 6.10% ownership interest in the REIT to a group of investors. The REIT had previously reported on June 28 Mr. Humphrey’s intention to sell his shares to certain directors of the REIT. Those directors consented to Mr. Humphrey’s sale of his shares to the group of investors. Mr. Humphrey has also resigned as a director of the REIT.

Humphrey Hospitality Trust, Inc. is a real estate investment trust specializing in limited-service lodging. The REIT owns 70 hotels in 16 midwestern and eastern states. More information can be found at www.humphreyhospitality.com.

Certain matters with this press release are discussed using forward looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in certain of the REIT’s filings with the Securities and Exchange Commission.

Contact Paul J. Schulte

402-371-2520